EXHIBIT 99.1

Bay Bancorp, Inc. Elects Two New Directors

LUTHERVILLE, Md., May 29, 2015 (GLOBE NEWSWIRE) -- In conjunction with its annual meeting, Bay Bancorp (Nasdaq:BYBK) announced today the election of two new members of the company's Board of Directors.

As detailed in the Bay Bancorp proxy, the Board recommended to shareholders who approved the election of two new corporate directors. Pierre Abushacra is a resident of Montgomery County and the founder and CEO of Firehook Bakery, a retail and wholesale bakery with 10 locations in the broader DC market. Michael Chiaramonte is the founder and former President of the Southern Maryland Healthcare System based in Prince George's County, before its sale to MedStar.

"These two gentlemen bring our company exceptional entrepreneurial talent and relationships in the Baltimore/Washington Corridor market," said Joseph J. Thomas, President and CEO of Bay Bancorp.   "This broadens the skill set of the board, expands the geographic footprint of the bank's franchise and replaces Kevin Byrnes, one of the company's founding board members who is retiring," he continued.

Mr. Abushacra is a former banker with experience in Private Banking, and in 1992 he founded Firehook Bakery with 2 partners. Firehook started as a sourdough bread bakery and café in Old Town Alexandria. Firehook currently operates a wholesale bakery and 10 company owned and operated cafes in the Washington DC metro area. In 2012, Firehook launched a packaged goods line of baked crackers distributed nationally to conventional supermarkets and natural food stores. Mr. Abushacra founded Kapa Capital Limited, as his family real estate investment company, to acquire and renovate commercial property in Washington DC. The properties include office, retail and warehouse property in Washington DC and Northern Virginia. He has placed a high value on community involvement and support for entrepreneurship. He is a member of the Young Presidents Organization US Capital chapter and has been a board member in the DuPont Circle and Cleveland Park Business Associations. He graduated from George Washington University's School of Business with a major in Finance.

Mr. Chiaramonte has a 30-year career in hospital administration, health system development, and physician practice operations. He serves as President & CEO of Michael J. Chiaramonte & Associates. This consulting and advisory firm offers support to individuals, corporations, and government in matters ranging from healthcare system operations, healthcare policy, wealth management and hospitality services. Mr. Chiaramonte also serves as President of two other corporations that he owns; the Colony South Hotel & Conference Center and the Rehabilitation Centers of Southern Maryland. Mr. Chiaramonte is the former President of MedStar Southern Maryland Hospital Center, and the founder of the Southern Maryland Healthcare System. As hospital President, he was responsible for all strategic and tactical operations of the hospital, including strategy development and financial planning, patient safety and quality, physical plant operations, and medical staff administration. In addition to hospital services, he was responsible for oversight of a 24-bed sub-acute skilled nursing facility, a 35 physician multi-specialty medical practice, medical real estate, and several home care provider corporations. Mr. Chiaramonte holds a Master of Business Administration in Finance and Investments from The George Washington University and a Bachelor of Arts in Management and Marketing from James Madison University. He also earned a Graduate Certificate in Implementing Strategy from the University of Pennsylvania's Wharton School of Business.

On or before June 2, 2015, the Company will file a Current Report on Form 8-K with the Securities and Exchange Commission to announce the voting results for all proposals on which the stockholders voted at the annual meeting.

About Bay Bank

Bay Bank, FSB is headquartered in Lutherville, Maryland and serves the community with a network of 11 branches strategically located throughout the region. Founded in 2010, the bank has quickly developed a strong reputation for its focus on commercial and small business clients and respective service offerings. The bank has total assets of around $487 million. The bank's parent company, Bay Bancorp, Inc., trades on the NASDAQ Capital Market under the ticker symbol "BYBK".

CONTACT: Lori Mueller
         VP/Director of Marketing
         7151 Columbia Gateway Drive Ste A | Columbia, MD 21046
         (P) 410-737-7401 | (F) 410-312-5437
         LMueller@baybankmd.com